Exhibit 99.B8(v)

Shareholder Information Agreement

(Under Rule 22c-2(a) (2) of the Investment Company Act of 1940)

This Agreement is effective as of the 16th day of April 2007, by and between OppenheimerFunds Services (“OFS”), a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc. (“Distributor”) and referred together with OFS as “Oppenheimer”, and Protective Life Insurance Corporation (“Intermediary”).

Shareholder Information

1.             Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.  Unless otherwise specifically requested by the Fund, this section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

1.1                                                  Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.2                                                  Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to the fund the requested information from shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary.  In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

1.3                                                  Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

2.                             Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s                account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.  Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

2.1                                                  Form of Instructions. Instructions must include the TIN, ITIN, or GII, and the Contract owner number or participant account number associated with the Shareholder, if known,, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2                                                  Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

2.3                                                  Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed.  Intermediary agrees to provide confirmation as soon as reasonably       practicable, but not later than ten business days after the instructions have been executed.

3.             Delivery of Requests for Information and Instructions.  All Requests for Information, Instructions or other notices provided under this Agreement must be delivered to Intermediary at the following address, or such other address that Intermediary may communicate to the Funds in writing from time to timethrough a mutually agreed upon format, including, if applicable, an e-mail and/or facsimile telephone number:

Protective Life Corporation

4.             Definitions.  For purposes of this paragraph:

4.1                                                  The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940. *

4.2                                                  The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

4.3                                                    The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name, including the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

4.4                                                    The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

4.5                                                    The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

4.6                                                  The term “written” includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:	Carolyn M. Johnson
Title:	Senior Vice President and Chief Operating Officer Life and Annuity Division
Date:	April 13, 2007

OPPENHEIMERFUNDS SERVICES
(a division of OppenheimerFunds, Inc.)

By:
Susan Cornwell
Senior Vice President

Date:

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By:
Richard Knott
President

Date: